Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC—Q2 2007 Epicor Software Earnings Conference Call

Event Date/Time: Jul. 25. 2007 / 9:00AM ET

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

George Klaus

Epicor—Chairman and CEO

Mark Duffell

Epicor—President and COO

Michael Piraino

Epicor—EDP and CFO

Damon Wright

Epicor—Senior Director Investor Relations

CONFERENCE CALL PARTICIPANTS

Peter Goldmacher

Cowen and Company, LLC—Analyst

Ajay Kasargod

Piper Jaffray—Analyst

Brad Smith

Dougherty & Company—Analyst

Terry Tillman

SunTrust Robinson Humphrey—Analyst

Mark Chappell

Benchmark—Analyst

Robert Schwartz

Jefferies & Company—Analyst

David Hines

Needham & Company—Analyst

Brian Denyeau

CIBC World Market—Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to Epicor’s Second Quarter 2007 Earnings Conference Call. As a reminder, today’s call is being recorded. I would now like to turn the call over to Damon Wright. Please go ahead, sir.

Damon Wright —Epicor—Senior Director Investor Relations

Thank you, Gwen, and good morning everyone. We appreciate you joining us on our call today at this early hour to discuss our 2007 second quarter financial results. We will also be covering our updated outlook for the 2007 year, and we’ll provide, for the first time, our guidance for the third quarter. If you have not yet received a copy of our press release, you can access that on our website at www.epicor.com, under the investor section.

Joining us on today’s call are George Klaus, EPCOR’s Chairman and CEO, Mark Duffell, President and COO, and Michael Piraino, EDP and CFO. George will begin the call with an overview of the second quarter (inaudible)and results and highlights, followed by Michael, who will discuss the financial results in more detail, and provide guidance for the third quarter and update guidance for the year. Following the prepared remarks, we will conduct a question and answer session.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Before we begin, I would appreciate your patience as I review our Safe Harbor Statement. Discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the company’s expected revenue, earnings, and other financial results, as well as expected new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in forward-looking statements. For discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our Annual Report on Form 10-K for the period ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

Today’s comments will also include the discussion of certain non-GAAP financial measures, such as non-GAAP earnings, which exclude amortization of prior and tangible assets, stock-based compensation expense, the gain on the sale of the non-strategic assets in Q1 of ‘07, the structuring expenses in Q1 of ‘07, and a write-off of debt issuance of these in Q2 of ‘07. The most directly comparable GAAP, financial measure and information reconciling the company’s non-GAAP and GAAP results are in included in our Earnings Release, and in the Form (inaudible) to be filed with the SEC.

With that, I would now like to turn the call over to George. George?

George Klaus —Epicor—Chairman and CEO

Thank you, Damon. And thank you all for joining us today. Our 2007 second quarter demonstrated solid overall financial results, highlighted by the highest quarterly revenues in the Company’s history, $105.7 million, which was also Epicor’s third consecutive $100 million plus revenue quarter.

As Michael will cover later, total 2007 second quarter revenues and GAAP and non-GAAP EPS was in line with the guidance provided on our last call. We also had an excellent cash flow from operations of almost $15 million for the quarter.

We are reaffirming our 2007 full-year revenue guidance, slightly increasing the bottom end of the range, for a new range of $433 to $437 million, and we are increasing our full-year non-GAAP EPS guidance to $0.88 to $0.89.

I do want to mention that we completed a small acquisition in the middle of the second quarter, acquiring the assets of the Epicor Division of Melbourne, Australia based reseller, Professional Advantage.

This acquisition expands our direct presence in the Australia— in Australia by bringing fully into the Epicor family one of our most successful resellers and services consulting partners. All senior managers associated with the Epicor division of the reseller have now joined our company.

The acquisition was slightly diluted to our second quarter GAAP and non-GAAP net income. The acquisition did incrementally benefit total second quarter revenue by approximately $1.3 million, of which $300,000 was net license revenue. We believe this acquisition will help us penetrate further into this region, and expect it to be accretive to non-GAAP earnings beginning in the first quarter of 2008.

Turning to some metrics for the quarter. In addition to demonstrating good operating leverage in our model, which led to solid earnings, quarterly highlights included strong maintenance revenue growth of nearly 6%. This growth was supported by excellent retention rates of 95%, and 155 win-backs of customers who had previously gone off maintenance and were brought back on during the quarter.

Consulting revenue continued its strong performance, growing 25% in the quarter, driven, in part, by undertaking larger engagements which are being supported by extremely strong new vantage sales. Additionally, our strategic initiatives to build out our consulting staff in low-cost geographies, and to offer additional higher-margin consulting services, such as managed service and hosting, are on track to drive consulting margins higher through the second half of the year, and into 2008.

We did experience some unpredictability in our business this quarter, which negatively impacted total revenues. As you saw last quarter, our top line benefited from $3 million in additional hardware revenue above our expectations, and, as demonstrated throughout our quarterly results and for 2006, the hardware business that accompanies our retail solutions can be somewhat unpredictable.

This unpredictability led to our 2007 second quarter hardware revenue coming in approximately $2.5 million under our expectations. While hardware is an important part of our overall retail solution, it is low-margin business and not critical to our growth and profitability initiatives for the Company.

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

It is important to know that when hardware revenue is excluded from our 2007 and 2006 second quarter revenues, total revenue for the second quarter increased by more than 11% year over year.

Turning to NLR, we continue to see robust sales of Vantage 8 in the quarter, driving total domestic NLR growth in excess of 12%, even in the light of a year-over-year decline of approximately 3.5% in the retail vertical. This is an important metric, as a Vantage 8 product already leverages some of the key elements of our go-forward technology platform for our converged product, Epicor 9. In a little over two years, we have grown our Vantage 8 customer base to more than 1,500, with approximately 900 of those customers live today.

While we don’t specifically guide the quarterly NLR, I do want to make some specific comments, as we were disappointed in our quarterly NLR contribution, which came in approximately $2 million under our expectations.

There were really two reasons for this shortfall. As mentioned, the retail vertical was down year-over-year. This is because a couple of retail contracts that were expected to close during the quarter were delayed into the third quarter. Because of the size of the companies we serve in the retail vertical, these contracts are generally larger than our average NLR deal size, and any slippage from our forecast can have an impact on quarterly NLR.

I am pleased to report that retail contracts that slipped are expected to close later this week, and we are expecting a solid second half of the year from this vertical.

During the second quarter, we also experienced lower than anticipated contribution from our international net license revenue, specifically, from new-name sales in our United Kingdom region. This had nothing to do with Epicor’s products or market conditions, both of which remain extremely strong in this region. We had a large pipeline for this region going into the quarter, but our close rates were not what we expected on new-name deals.

It is important to note that NLR sales into our existing UK customer base, as well as consulting and maintenance revenues, met or exceeded our expectations for the quarter.

Pipelines remain strong in all geographies, and we view the worldwide macro-market conditions as very favorable to the business solutions we are providing. However, based on the performance in UK new-name sales, our current outlook for the international NLR to grow at approximately 9 to 10% for the full year. So we are expecting about a 9 to 10% growth for NLR for the rest of— for the full year in the UK. Accordingly, we are adjusting our 2007 full year NLR growth expectations down slightly to 10 to 12%, from 13% to 15%.

In light of our new NLR growth projections, we have already taken what we believe are prudent steps to reduce operating costs across the company, to align our operating structure with our revenue expectations.

Moving on to some very positive bottom-line trends. Importantly, and as evidenced this quarter in our EPS performance, we are beginning to experience leverage in our operating model, as adjusted EBITDA margins improved sequentially by nearly 300 basis points to 15.7% in the second quarter.

As we look to the second half of 2007 and compare it to the first half which is behind us, we expect to drive an additional 400 to 500 basis points in improvement, in our adjusted EBITDA margin for the second half.

There are a number of reasons we have confidence in our ability to improve EBITDA margins. First, additional operating leverage. Second, the reduction in operating expenses we have already implemented. Third, expectation of double-digit NLR growth over 2006 in the third and fourth quarters of 2007. Fourth, strong growth with margin improvement in our consulting business, and finally, very solid growth in highly profitable maintenance revenues.

We also believe we will continue to experience excellent operational leverage into 2008, with adjusted EBITDA margins expanding an additional 150 to 200 basis points over the course of 2008.

Now, I’m going to turn the call over to Michael, and ask him to cover our two— our Q2 financials and updated guidance, after which I’ll provide a few additional remarks, and then open the call up for questions. Michael.

Michael Piraino —Epicor—EDP and CFO

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Thank you, George, and again, thanks to everyone for joining us this morning.

Turning to the specifics of our second quarter, total revenues of $105.7 million were in line with our guidance of $106 to $109 million. Total revenues included approximately $1.3 million incremental contribution from the acquisition of the Australian reseller in mid-May.

Second quarter GAAP net income was $6.3 million, or $0.11 per diluted share, compared to $7.1 million, or $0.12 per diluted share in Q2, 2006. This is in line with our guidance of $0.11 to $0.12 per share.

2007 second quarter non-GAAP earnings were $12 million, or $0.21 per diluted share, compared to non-GAAP earnings of $11.2 million, or $0.20 per diluted share in the second quarter, 2006.

Second quarter non-GAAP earnings per share was also in line with guidance of $0.21 to $0.22 per chare. Second quarter NLR was up just under 5% year-over-year to $25.1 million, including approximately $300,000 from the reseller.

NLR gross margins, excluding amortization, improved sequentially to 79.8% versus 77.7% in Q1 ‘07. Second quarter consulting revenue continued to be very strong in the quarter, up 25% to $34.1 million, including approximately $800,000 from the reseller acquisition.

Consulting gross margins were essentially flat from Q1 at 17.7% as we continued to hire to meet customer demands, and ramp up additional services such as hosting and managed services. We’ve been successful in adding consulting head count in lower-cost geographies, and as these individuals come off the bench and we continue to see anticipated uptake in our higher-margin services— service offerings, we expect consulting margins to improve in the second half of this year, and into 2008.

Second quarter maintenance revenue demonstrated very solid growth off a large base, increasing year-over-year by nearly 6%, to $39.7 million. Maintenance continues to be our largest and most profitable revenue segment, with gross margins for the quarter in excess of 78%.

Second quarter maintenance rec— second quarter maintenance received contribution from the reseller acquisition of approximately $100,000. Maintenance contribution from this acquisition is lower in the first year post-acquisition, due to the application of purchase accounting rules, which result in reductions in deferred maintenance revenue.

As George mentioned, hardware revenues fell short of our expectations, coming in at $6.8 million, down from $10.7 in the year earlier period. Hardware gross margins were 11.9% for the quarter.

Now, moving on to additional quarterly metrics. As you would expect from George’s earlier commentary, our mix of Americas and international net license revenue for the quarter was more weighted toward Americas, and was split approximately 68% Americas and 32% international. Total revenues were negligibly— negligibly affected by currency fluctuation.

The 2007 second quarter tax rate remained at 37.2%, with the company’s actual Q2 tax rate at approximately 11%. Overall, second quarter gross margins were 50.6% up sequentially by approximately 130 basis points from Q1 ‘07 overall gross margins of 49.3%.

We did a good job of managing expenses this quarter, and we are beginning to experience some operating leverage in our model. Total Q2 operating expense was $42.8 million, or 40.5% of revenue, down sequentially by approximately 190 basis points from Q1 ‘07.

As you may recall, Q1 ‘07 OPEX had approximately $1 million in one-time expenses. Even backing out these one-time expenses, OPEX for the 2007 second quarter was down slightly as a percentage of revenue. Operating expense was up as expected from least year’s Q2 operating expense of 38.5% of revenue, which benefited from a very large hardware contribution of $10.7 million, with virtually zero corresponding expense.

Additionally, second quarter ‘07 included an additional $1.5 million in FAS 123(R)expense, versus Q2 of 2006, which disproportionately gets sales and marketing in G&A.

The increase in stock incentive expense is primarily based on three things. Accelerated hiring, which includes additional restrictive stock and potential bonus awards, full carrying of performance-based stock compensation versus last year, and promotions within our company.

Specifically, by category for Q2, [blank from 6.56 to 7.02] we made in the same structure, as highlighted on our call last quarter.

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Software Development was $9.6 million, or 9% of revenue, versus $8.8 million, or 8.9% in the same period last year. General and Administrative expenses was $14.4 million, or 13.6% of revenue, versus last year’s G&A expenses of $13.1 million, or 13.1% of revenue.

Adjusted EBITDA margins were 15.7% for the 2007 second quarter, compared to 18.9 for the same period last year. We’ve provided an adjusted EBITDA reconciliation table in our press release.

As outlined by George in his opening remarks, and as seen in this quarter’s earnings, we are beginning to experience the operating leverage we have been targeting in our business model. In fact, in the second half of 2007, adjusted EBITDA margins are expected to significantly increase by up to 400 to 500 basis points, versus the first half of 2007.

Cash flow from operations was very strong at almost $15 million for the quarter. Cash and investment balances increased to $196.5 million as of June 30, up primarily as a result of our convertible financing in May. We paid off the remaining $94 million on our bank credit line on May 8. During the second quarter, we also spent $16.3 million, including fees, to acquire the Australian reseller.

We had strong collections during the quarter, in excess of $108 million, or approximately 103% of revenue. Day sales outstanding were 71 days, up slightly from 68 last quarter.

Intangible assets were $54.9 million, up by approximately $3 million based on the purchase allocation of the reseller, which we had independently appraised. Deferred revenue was just under $64 million, essentially flat from Q1 of 2007.

Turning to other events during the quarter. As you know, during the second quarter we announced and completed a financing of $230 million in convertible notes, at an interest rate of 2 3/8, and a conversion premium of 30%, or $18.10. Importantly, these notes have a net share settlement feature, so we will not experience any dilution to the share account until the stock trades over $18.10, and then only incrementally, using the Treasury method.

You may wonder why we would do an offering when we are generating strong free-cash flow, and we’re aggressively paying down our revolving bank line. We believe the reason is relatively simple, and made tremendous sense. With approximately $94 million in bank debt, priced at 7.85%, and very favorable equity market terms available to us, based on our strong financial position, we felt the timing was right. The deal was very well received, and was over-subscribed, which led to what we believe are excellent terms for the company, and the right mix of fundamental and hedge fund investors.

We expect the incremental cash added to our balance sheet from the financing to be accretive to non-GAAP earnings per share by approximately $0.03 for the second half of 2007.

Now, I’d like to turn to our guidance for the 2007 third quarter, and our update on the full year. First the full year.

As mentioned by George, we are affirming our previously issued 2007 full year total revenue guidance, and increasing our full year non-GAAP EPS expectations. We did slightly increase the bottom of the range, and now expect 2007 full year total revenue of $433 to $437 million. Our full year revenue expectations now include second half of the year revenue contribution from our reseller acquisition of approximately $3.5 million, with approximately half a million in net license revenue.

In the second half of 2007, we expect this acquisition to be slightly diluted to GAAP and non-GAAP net income. We expect it to begin to be accretive to non-GAAP earnings in the first quarter of 2008. We have already fully integrated the reseller into our operations, and will not be breaking out any financial contribution going forward.

We’re raising our 2007 GAAP and non-GAAP earnings expectations. We now expect 2007 GAAP net income to be in the range of $30 to $31 million, an increase of 26% to 30% over 2006 GAAP net income of $23.8 million. Non-GAAP earnings per share for the 2007 full year are now expected to be in the range of $0.88 to $0.89, compared to our earlier guidance of $0.85 to $0.87.

The company’s full year non-GAAP net income guidance excludes current expectations for full year amortization of intangible assets of approximately $11.1 million, and full year stock base compensation expense of approximately $9.5 million, as well as approximately half a million dollars in debt issuance fee write off, all net of tax.

3007 full year non-GAAP earnings per share expectations assume a weighted share count of 58.1 million shares. Expected earnings results presume an effective tax rate of approximately 37.2%, with a cash tax provision of approximately 11% for the 2007 year.

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Now, for the third quarter. We expect revenue in the range of $107 to $109 million, which includes expectations for hardware and other revenue of $8 million. Net license revenue for the 2007 third quarter is expected to increase 10% to 13% over 2007 third quarter net license revenue.

Non-GAAP earnings are expected to be $0.22 to $0.23 per diluted share, a 15% to 20% increase over Q3 2006. GAAP earnings are expected to be approximately $0.14 to $0.15 per diluted share. The 2007 third quarter non-GAAP earnings guidance excludes current expectations for third quarter amortization of intangible assets of approximately $2.9 million, and stock-based compensation expense of approximately $2.3 million, again, all net of tax.

2007 third quarter earnings per share expectations assume a weighted average share count of 58.1 million shares.

With that, that’s my financial report, and I’d like to turn the call back to George. George?

George Klaus —Epicor—Chairman and CEO

Thank you Michael. A few closing remarks, and we’ll open the call for questions. When I look at the state of Epicor’s business, I am very pleased. While we will always work to fine-tune our operations and our go-to-market strategy, we continue to forecast annual growth rates that outpace industry projections.

I believe we have the best employees in the industry, and I want to be sure to thank them for all of their hard work, which is one of the key reasons we are able to continue to forecast excellent revenue growth.

Revenue growth is imperative to our outlook for Epicor, and I believe it is important to highlight the fact the Epicor is a growth company. Perhaps even more important, especially to our shareholders, is the fact that we have reached a point in the fine-tuning of our business model, where we expect to generate even greater profitability for each incremental dollar of revenue we have earned— that we earn.

Our entire management team has been focused on accelerating our adjusted EBITDA margins, and as mentioned earlier, we expect to see marked improvement in the second half of 2007 year over year, of what already, I believe, are solid EBITDA results.

While I am very pleased with our strong cash flows and excellent 2007 full year non-GAAP projected earnings, what truly excites me is what our operating leverage translates into for 2008. While we are not yet ready to provide detailed 2008 financial guidance, we do feel very comfortable in projecting a 150 to 200 basis point improvement in adjusted EBITDA margins over the course of 2008.

I believe we have the best technology and products for the customers and vertical markets we target, which sets us apart from the competition, and I believe our strong financial model will further set us apart from other companies in this space.

Before we open up the call for questions, I feel it is appropriate to mention, particularly in light of the statements on basis point improvements and financial models, that we have just announced that former Federal Reserve Chairman, Alan Greenspan, will be the keynote speaker at our annual Customer Conference, Epicor Perspectives, in October, in Orlando, Florida.

Our customers are the core— are, of course, critical to our success, and we believe that providing that firsthand access to the insights and views of Dr.Â Greenspan, one of the world’s foremost economists and influential business figures, can help them better understand opportunities and challenges of our new global economy.

We are excited and honored to have Dr.Â Greenspan keynoting our event. Prior to our announcement, the conference already had record early sign-ups, so we are certainly expecting this year to be our biggest and best user’s conference ever.

So with that, Operator, I’d like to open the call for questions.

Q-AND-A

Operator

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Thank you. [OPERATOR INSTRUCTIONS] We’ll go first to Peter Goldmacher with Cowen and Company.

Peter Goldmacher —Cowen and Company, LLC—Analyst

Hi guys, good morning. George or Michael, can you guys give a little bit more detail on what happened to the hardware sales in the quarter, and can you also give a little bit more detail as when you’re— as you’re taking operational costs out of the business in your— for operating margin improvement, where you think the bulk of those costs can come from, how you’re going to do it.

Michael Piraino —Epicor—EDP and CFO

Yeah, hi Peter, it’s George. You know, I think I’ll let Mark answer that question, Mark Duffell, our President.

Mark Duffell —Epicor—President and COO

Morning Peter. As we mentioned on the call, the hardware business is one of the most unpredictable that we have. It’s driven by rollouts into our retail customers, and those rollouts don’t always happen as planned, they are subject to delays, and that’s what we’ve seen this quarter. In fact, we saw a similar trend throughout 2006 where the hardware revenue numbers had a big variance quarter on quarter. We’re still expecting the hardware number to be in line with our internal goals for the rest of the year, and it was a very tough— in our last year, there— it was a very high hardware number that was driven by a large rollout into one of our bigger customers.

Peter Goldmacher —Cowen and Company, LLC—Analyst

The second half would be—

George Klaus —Epicor—Chairman and CEO

And I might add to that, Peter, before Mark goes into the expense reduction, I might add to that as I pointed out in my script, you know, year over year, Q2 from ‘06 to Q2 of ‘07 grew 11% in revenue if you don’t count the hardware business, which is low-margin business for us.

Peter Goldmacher —Cowen and Company, LLC—Analyst

Right.

George Klaus —Epicor—Chairman and CEO

And only really accounting rules stopped us from recognizing the net profit on that hardware as opposed to the total revenue, which kind of skews the numbers a little bit. So Mark, would you like to add a little bit where the costs are coming out?

Mark Duffell —Epicor—President and COO

Yeah, the cost savings are coming out virtually through the entire business, so we’ll be making savings in sales, in marketing, within elements of the G&A business, and in consulting.

George Klaus —Epicor—Chairman and CEO

But not in development.

Mark Duffell —Epicor—President and COO

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Not in development, and none of the savings that have been put in place, none of them will have an impact, we believe, on our 2007 revenue.

Peter Goldmacher —Cowen and Company, LLC—Analyst

Are you letting people go, are you off-shoring, are you moving to a more telesales model, what are— how are you doing it?

George Klaus —Epicor—Chairman and CEO

We are eliminating some jobs, we are off-shoring, we are not moving to a more telesales model.

Peter Goldmacher —Cowen and Company, LLC—Analyst

Okay, thanks guys.

Operator

And we’ll go next to Ajay Kasargod with Piper Jaffray.

Ajay Kasargod —Piper Jaffray—Analyst

Yes, hello, I was hoping we could talk about the revenue— the analog pipeline, so we understand, George, maybe what’s going on here, what’s kind of changed versus prior expectations.

George Klaus —Epicor—Chairman and CEO

Well, I think— I think it’s kind of simple. The NLR— first of all, we had extremely strong NLR growth in the Americas. We grew over 15% in NLR in the Americas, okay? Really, the shortfall hit primarily in the two areas I mentioned, in our retail business and in our United Kingdom new account business.

Most of this was just some larger deals that didn’t close during the quarter. We would expect them to close in this quarter. We don’t see a significant NLR slippage in the rest of the year, in fact, we still think a 10 to 12% growth rate for the rest of the year— or actually, 10 to 13, is going to be strong, compared to the competition.

I do want to say it’s not our product, and it wasn’t the market, and there were some sales issues that we dealt with, and we expect those to be fixed in the second half.

Ajay Kasargod —Piper Jaffray—Analyst

And George, I think one that you didn’t highlight in the call is that you have strong demand and teams— and it appears maybe pipeline finish on this— basically in your manufacturing and logistics area, looks like on retail that’s a problem, and then of course as you highlighted in international.

So considering that your core products are doing pretty well, why maybe the cost reductions now as opposed to a more aggressive sales approach? I just want to maybe understand why that approach now, and then I just have one more quick follow up.

George Klaus —Epicor—Chairman and CEO

Okay, well that’s fair, and I think on the retail side— we haven’t announced this— but we did hire a new VP of Sales during the first half of the year, so we have— and he’s been on board— well I shouldn’t say the first half, we hired him a month ago. So we have shored up that sales force, if

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Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

you will, and hired— have hired some new sales people in the organization. We expect the second half of the year for retail license revenue to be good, frankly, and our— from an expense reduction perspective, we do not think— you know, every company, when you get to be 2,500 employees, which we are over 2,500 employees, there are always room— there is always room to continue to look at improving your cost basis. And we don’t feel any of the employees that are part of this restructuring, or not restructuring, reduction, to some sort— and it’s a modest one, by the way, a very modest one— are going to affect revenues in any way.

Ajay Kasargod —Piper Jaffray—Analyst

Michael, just on the gross margins, I think when you’re talking about the specific revenue line items in gross margin, you were talking about proforma gross margin, correct?

Michael Piraino —Epicor—EDP and CFO

Yes.

Ajay Kasargod —Piper Jaffray—Analyst

And then just on the consulting side, I believe you said the number was at 17%. I think that’s a number that I know we were looking to—I know you’re commenting that it’s going to improve, and we’ve kind of heard that utilization levels and off-shoring will allow it to improve, where can that gross margin level go to in consulting by the end of the year?

Michael Piraino —Epicor—EDP and CFO

Well, it actually was 17.7, I think that was the number in our script, which is relatively flat compared to the 18% in Q1. Then the hiring continued into Q2 as we continue to experience a great deal of demand, and you saw the consulting revenue number up 25% year over year. So that business continues to be very, very strong from a revenue perspective.

We do expect the gross margins in this business in the second half of the year to climb close to 20, and with some initiatives— in fact, we had a long meeting here yesterday in our Minneapolis office talking about specific line item initiatives or business initiatives, one of which is within consulting. And we would expect gross margins within consulting to climb over 20%, and really kind of move into the low 20s in 2008.

So Mark, I don’t know if you want to comment any further on that, but clearly they’ll get better from where they are as people come off the bench, as we do a little bit more low-cost geography hiring, and we stay as busy as we’ve been.

And I guess maybe one last thing, and then I’ll shut up, we continue to have service initiatives here which are higher margin services, and we’re getting some traction within the consulting organization with managed services, business process outsourcing and hosting.

George Klaus —Epicor—Chairman and CEO

Yeah, I think— this is George, Ajay. You know, our consulting revenue grew 25%, and the primary reason that consulting revenue is growing so fast is because of the extremely good success we’re having with selling Vantage 8. Okay? And the fact is that we are selling Vantage 8 into larger and larger companies than we did when the product first came out, and our ASPs for that product are growing quarter over quarter. And as a result of that, the installation and customization of that product as we pull it into larger and larger companies with multi-divisions, is increasing the amount of consulting services associated with the installation.

Now, while it’s still less than one to one, it’s greater than it was a couple years ago, and so we’re seeing a tremendous amount of uptake in supporting the installation of our core product.

Ajay Kasargod —Piper Jaffray—Analyst

Okay, and just before I drop off, how many new deals did you sign, and then I’ll drop off the call.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Michael Piraino —Epicor—EDP and CFO

Mark, you know—

Mark Duffell —Epicor—President and COO

One hundred and ninety five new-name accounts were signed in the quarter.

Ajay Kasargod —Piper Jaffray—Analyst

Thank you.

Operator

And we’ll go next to Brad Smith with Dougherty & Company.

Brad Smith —Dougherty & Company—Analyst

Morning guys, how are you doing?

Michael Piraino —Epicor—EDP and CFO

Good.

George Klaus —Epicor—Chairman and CEO

Good.

Brad Smith —Dougherty & Company—Analyst

Just a little bit more background on the retail environment, I’m just kind of curious as far as what it’s contributing to your confidence in the vertical. Is it kind of just pipeline levels right now, some of the overall spending environments in that vertical?

George Klaus —Epicor—Chairman and CEO

Mark?

Mark Duffell —Epicor—President and COO

Yes, specifically on retail (inaudible) along the sale cycle, so we get a better exposure on the upcoming business so that the pipelines from retail are strong, and they’re some way down the line through the sale cycle. We’re also seeing a lot more traction on the international business, and in fact, now, I would expect us to sign our first non-North American headquarters retailer just this week. And as we’ve mentioned in the past, one of the attractions when acquiring CRS was to take that business outside of North America. So those two contributing factors are growing our pipelines up.

Brad Smith —Dougherty & Company—Analyst

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Okay. And then on the international front, what contributed to the change in close rates in the UK this year versus last?

Mark Duffell —Epicor—President and COO

We went into the quarter with a good pipeline, and expected to make the internal goals. There were some execution issues, we have actually had 40% of the new-name sales team join the company since February of this year. In hindsight that’s having an effect, but we’re fully up to speed, we’re up to head count, and we don’t believe that this is anything more than a blip, for want of a better word, now that the products certainly fit that market and the market itself is very healthy.

Brad Smith —Dougherty & Company—Analyst

Okay. And then just finally, on the competitive landscape, have you seen any changes in the environment following Microsoft’s recent Dynamics release, or anything you’ve seen from that suite in the market?

George Klaus —Epicor—Chairman and CEO

No, we haven’t, and we don’t compete with that suite at all. We don’t see them at all. They’re very low-end and they’re, as you know, a SASS model, and we really don’t see them at all. Our primary competition, still, is SAP, Oracle and Microsoft Exapta product.

Michael Piraino —Epicor—EDP and CFO

And none of the initiatives that have come from those companies have affected our close rate at all.

Brad Smith —Dougherty & Company—Analyst

Okay, perfect. Thanks a lot, guys.

Michael Piraino —Epicor—EDP and CFO

Thank you Brad.

Operator

And we’ll go next to Terry Tillman with SunTrust Robinson Humphrey.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

Hey guys, thanks for taking my question. George, I know in the past you guys have talked a lot about one of the strategies is moving a market into bigger deals, and I think you did allude to the success you’re having in Vantage. Can you maybe quantify a little bit more, maybe, the number of six-figure deals in the quarter that were related to this success you’re having, moving further up market?

George Klaus —Epicor—Chairman and CEO

Help me out, guys. How many six-figure deals did we have in the quarter?

Michael Piraino —Epicor—EDP and CFO

Not offhand.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

George Klaus —Epicor—Chairman and CEO

I’ll tell you one thing, and I don’t know that we have that answer of how many six-figure deals have we had.

Michael Piraino —Epicor—EDP and CFO

Not at our fingertips.

George Klaus —Epicor—Chairman and CEO

We always present to our Board our top ten deals, and the tenth one this quarter was $230,000 in license revenues, so I’m sure that there were a number of them between $100,000 and $230,000, and Michael, you can get back to him on that, or Damon, if you would. I don’t have that at my fingertips, I’m sorry.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

No problem.

George Klaus —Epicor—Chairman and CEO

But the average of our top ten deals was $335,000 in NLR, and if you take a look at that and think that we’re getting almost one to one in services associated with those numbers now, you know— and you go back two years, the number was just barely over 100, I think. So we’ve significantly moved up market with the product, and further releases of this product will continue to allow us to move up market even further.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

Okay, and George, it seems exciting with the new release next year, Epicor 9, and the converged product. It’s a double edged sword though, it seems like these days with software vendors. People get excited over new releases and the potential for being a catalyst for sales, but at the same time, could it potentially stunt growth ahead of that, or people hold off.

I know that’s getting into ‘08, but how are you guys going to be able to maybe mitigate people kind of stalling or wanting to see how that product is, or vetting it before they actually make some purchases.

George Klaus —Epicor—Chairman and CEO

The good news is— and I’ll let Mark jump in, he’s dying to jump in here, so— the good news is that when we released Epicor 8, Vantage 8, if you will, in January of ‘05, right guys, January of ‘05?

Michael Piraino —Epicor—EDP and CFO

Yep.

George Klaus —Epicor—Chairman and CEO

Okay, when we released Epicor Vantage 8 in January of ‘05, it was the architecture, it was the baseline architecture that is being used for Epicor 9. So anybody who buys Epicor 8 doesn’t have to do a full swap-out to go to 9, they can just use it—

Terry Tillman —SunTrust Robinson Humphrey—Analyst

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

It’s really an upgrade.

George Klaus —Epicor—Chairman and CEO

It’s really an upgrade to 9. So we re-architected our product on Epicor 8, Vantage 8, and that product will be the baseline product for us for many, many, many years. We put it on an SOA model, and it will be our product for many, many years. Mark?

Mark Duffell —Epicor—President and COO

And the real growth around Epicor 9, from a new-name sales standpoint, is to sell to local manufacturing companies in countries where we don’t have a solution today.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

Okay, so new market—

Mark Duffell —Epicor—President and COO

So we’re not cannibalizing anything we have today. So, for instance, just pick a market— today we’re not able to sell to a local manufacturing company in Sweden, our product, because Vantage isn’t localized for that particular market. So when Epicor 9 comes to market, we’ll be able to break into untapped markets today, and the growth will come from that. And, as George said, the customers, for instance here in North America, the difference between Vantage 8 and Epicor 9 isn’t significant enough that they would delay a purchasing decision.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

Okay, that’s fair. And then just the last question for Michael, it seems like you are having continued success with the win-back programs, and I know last quarter you were trying to keep people’s expectations, though, I think, somewhat measure to not expect it every quarter. After another quarter under your belt with the success of this program, and now it’s broader, is there any sense that maybe there could be a little bit of a higher growth rate than what you talked about last quarter in maintenance revenue for the rest of this year, and then in the next year?

Michael Piraino —Epicor—EDP and CFO

Well, we did have a strong win-back quarter, you’re right, I think we had 155 win-backs during the quarter on a worldwide basis. That program is very successful, very fruitful, but at the same time, I don’t want to be overly encouraging. I think growing maintenance at 5 to 6% is a very, very healthy number, and although you might be biased to a little bit higher number because of the success of the win-back program, and the success of some premium maintenance programs that we do have in place now, I think we’re comfortable where we are in terms of guiding for maintenance. I don’t know, Mark, if you want to say anything else about that.

George Klaus —Epicor—Chairman and CEO

I think we’d be very pleased with 5 or 6% maintenance growth per quarter for a long, long time. I mean, our team does an outstanding job— I mentioned in my script that we have 95% retention in our maintenance base, where the industry average, I didn’t say it, but it’s 85%. So we have an excellent team there, and as long as we continue in the 94, 95 retention rate and get 150 plus win-backs, we’re going to continue to have the maintenance growth that we forecasted.

Michael Piraino —Epicor—EDP and CFO

Yeah, I would say one other thing. Again, we were in the strategy session yesterday and we heard our most recent report on customer satisfaction in our [unintelligible]. This last quarter, we had the highest customer satisfaction rate, I think it was a 9.28 out of 10 points available, than we’ve had ever.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

George Klaus —Epicor—Chairman and CEO

I think you’ve heard me say, in fact we’ll elaborate a little bit there, what we heard yesterday also. Customers are first, they always are first in our company, and one of the programs we have in place which makes this organization so good is, every time we get a call from a customer, we send them an email and ask them to answer five questions about how we handled that call. So every one of our support reps that take these calls know they’re going to be evaluated immediately from the customer as to how they did, and I think that talked some enlarged perspective as to why we’re so successful in that space.

Terry Tillman —SunTrust Robinson Humphrey—Analyst

Thanks guys.

Operator

For the [unintelligible] with UBS.

Unidentified Participant

Hi, thanks, just a couple of questions. You’re forecasting double digit close rates despite doing 5% last year where you closed in the second quarter, and I think you’ve talked about the close rates in the retail vertical. Can you talk about other verticals and see what else gives you confidence that you’ll do double digits this year, outside of the retail?

George Klaus —Epicor—Chairman and CEO

Yeah, well as you know, we had a very strong Americas performance in the second quarter, and we would— even though it was very strong, I would expect it to be even stronger in the second half. So our manufacturing distribution business is very good, and the product is winning— we heard yesterday in the strategy meeting that eight out of ten deals we’re in to go to close, we win. So, we have very, very good success in that space. So that, plus the retail space, plus we are confident that the international market will pick up during the second half of the year too.

Unidentified Participant

Gotcha. And in the UK business, can you talk a little bit more about what steps you’ve taken to improve the business there, and what type of close rates are you using for the second half. In second quarter you mentioned they came in below your expectations, so what type of presumptions are you making for the fiscal year?

George Klaus —Epicor—Chairman and CEO

Yeah, I think Mark hit on it. We made some changes late last year in that sales force in the UK, and we filled out all of those spots about late January, early February of this year. And it takes a while for a new name— not an installed base rep, but for a new name, Hunter versus Farmer, if you will, it takes a while for the Hunters to really get familiar with their territory and their accounts, and get their pipeline built up.

Now, with that said, I think that maybe they were a little aggressive in forecasting some of the stuff in Q2, and it didn’t materialize as we expected. We have now fixed those problems, and we know exactly how the forecast looks, and our pipeline for Q3 is substantially greater than it was going into Q2, so we expect Q3 to be a nice quarter in the UK.

Mark Duffell —Epicor—President and COO

This is Mark. With what we’ve experienced in Q2, and we’re still being conservative with our internal estimations for the UK new-name business in Q3, and we expect the close rate to get back to historic levels by Q4.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

George Klaus —Epicor—Chairman and CEO

And there’s nothing wrong with the business over there, that business we would expect, Mark has told me, we would expect that business to be just the same as the U.S. where we are experiencing strong growth.

Unidentified Participant

All right, thanks.

Operator

For the next, Mark Chappell with Benchmark.

Mark Chappell —Benchmark—Analyst

Hi, good morning. George, question for you on the Australian reseller you bought. Was there a particular event that drove that acquisition? I guess, in other words, why buy them now?

George Klaus —Epicor—Chairman and CEO

I think we have— help me out here— we have acquired what, four or five of our—

Michael Piraino —Epicor—EDP and CFO

Yeah, probably six or seven—

George Klaus —Epicor—Chairman and CEO

Six or seven of our resellers because we don’t have to give margin away to them, we’d rather do it direct. This particular one— at our prospective event, which I mentioned that Dr.Â Greenspan is going to be speaking at, we recognize our top reseller every year, and give them a nice trophy and have a little celebration, and this particular reseller has won four out of the last five years, has won the award as our top reseller. They’re very strong, very strong people in the company, all of which have decided to stay with us, and we thought it was a good buy, if you will, and they wanted to sell, and we thought the price was right. And so we— the timing— it wasn’t like we planned forever, but these guys wanted to sell, they came to us and we thought the price was right, and we did it.

Michael Piraino —Epicor—EDP and CFO

Yeah, with most— this is Michael. With most acquisitions, the discussion started a number of months ago, it just happened to conclude with the diligence and the contracts and so on in the middle of Q2.

George Klaus —Epicor—Chairman and CEO

And it’s going to be very good for us as a lead.

Michael Piraino —Epicor—EDP and CFO

Yeah. But the headline, I think, on all these reseller acquisitions, and we’ve said this, I think, each time that we’ve done one, is— there’s no such thing as a completely risk-free acquisition. But when you’re buying your own business, and you know the people, you know the products, we’re in

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

that market, as you know, with our A&D presence— existing A&D presence, it does reduce the risk profile of the transaction, so it makes it a little bit easier to kind of get in there, finish your diligence, and make the decisions relative to purchasing.

Mark Chappell —Benchmark—Analyst

Okay. And regarding the international— moving your international services operations to Eastern Europe, George, can you just give us a quick update on that?

George Klaus —Epicor—Chairman and CEO

Mark?

Mark Duffell —Epicor—President and COO

Well, we’re not just moving them to Eastern Europe. One of the things that I’d like to give you— a year ago, we didn’t have an infrastructure where we had low-cost— or consultants based on low-cost geographies servicing customers in high-cost geographies. Today, 20% of our entire consulting organization is located in low-cost geography, servicing customers in high-cost geography. Now, that will be one of the main drivers for margin expansion moving forward.

It’s not just in Eastern Europe, we have consultants that are based in Monterey Mexico, in Guadalupe, as well as Bratislava in Europe, and we’ve really got three main hubs of low-cost— for low-cost geographies where we put consultants as well as other components of our business.

Michael Piraino —Epicor—EDP and CFO

And one of the really good things about that, and we heard this, we’ve just come off a two-day strategy meeting, and one of the good things we heard from our consulting management team there is that the turnover rate in those areas is 4 to 5%. So considerably less than we experience in the Americas from our consulting organizations. So we will continue to build up those organizations.

Mark Chappell —Benchmark—Analyst

Thanks for talking to me.

Operator

We’ll go next to Robert Schwartz with Jefferies & Company.

Robert Schwartz —Jefferies & Company—Analyst

Yes, I’d just like to take a step back and maybe get a broad view of what’s moving in the field. We have been hiring over the last couple of quarters, now there’s some reductions. We’ve got growth— I’m hearing about growth in low-cost areas, which I think would explain some of the margin improvement, and you guys have talked about it before, hiring a new sales head in Europe. So if we could maybe talk about open slots at senior levels at this point in the filed first. Second, have you curtailed hiring plans going forward in the field, is it a one-for-one kind of move that’s taking place out of the U.S. into Europe, are we going to see net hires in the field, and what’s happening with taking the lead generation machine that you had in North America and exporting it to generate leads through telesales to Europe and Asia?

George Klaus —Epicor—Chairman and CEO

Let’s check my memory here and see if I can’t answer all those questions. First of all, we didn’t hire a new sales head in Europe, we hired a new sales head in CRS, in our retail business. So if I said— if I misstated that, I didn’t mean to do that.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Robert Schwartz —Jefferies & Company—Analyst

You made some promotions there.

George Klaus —Epicor—Chairman and CEO

We made some promotions in Europe, but we didn’t hire a new sales head in Europe. So that’s one—

Robert Schwartz —Jefferies & Company—Analyst

Are there any open slots at senior level [unintelligible]?

George Klaus —Epicor—Chairman and CEO

We don’t have any slots at senior levels, and we— and probably in terms of hiring going forward, we will continue to hire as needed, and as we see market opportunities. We don’t have a lot of hiring plans left in the sales organization. Our goal in the sales organization is to try to be fully staffed by early in the year, and we accomplished that this year for the first time in a long time. And so we’re doing some very minor pruning in that organization, and we don’t think it will affect our— we’re confident it may even increase our success in the areas where we’re doing some minor pruning. Most of that, by the way, is in Eastern Europe, and what we’re—

Robert Schwartz —Jefferies & Company—Analyst

BDRs—

George Klaus —Epicor—Chairman and CEO

BDRs, we have opened up a very successful BDR organization in Bratislava, we’ve started that, and Mark—

Mark Duffell —Epicor—President and COO

We’ve also established a center in Guadalupe and in Moscow.

George Klaus —Epicor—Chairman and CEO

So I think our BDR strategy is well under way, and we’re not backing off of that at all. So— like I told our sales head yesterday during the strategy meeting, continuing to grow at rapid rates when the number gets bigger is harder. So we don’t see any big changes going forward at all, it’s just that our software number is getting bigger, and continuing to grow at almost double what the industry’s grown at is getting harder, because the size of the number

Robert Schwartz —Jefferies & Company—Analyst

Mark, [unintelligible] a little color on Europe. It seems, from the conversations from other enterprise software companies, that Europe is stronger now than it has been for quite a while. And I’m wondering what evidence you’re seeing that, and what parts of Europe you’re seeing it in, in particular.

Mark Duffell —Epicor—President and COO

All regions of them here, actually, have performed to our internal plans except for the UK. So we’re seeing strength across Europe, and we’ve seen that for some time now. We’re very happy with the progress we’re making there. And as I mentioned before, the UK situation that we’ve

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

discussed isn’t a reflection on the market or on the suitability of our product there, or the economy. So we expect to turn that business back to the success that it has been from a new-name sales standpoint very quickly. So, strength throughout the whole of Europe.

George Klaus —Epicor—Chairman and CEO

Yeah. And I have to add, Rob, we only missed the NLR number by $2 million, a few deals here and there would have solved that. And so while we’re disappointed that it didn’t come in, we’re not alarmed.

Operator

For the next is David Hines with Needham & Company.

David Hines —Needham & Company—Analyst

Hey, thanks. Can you talk about why the reseller acquisition has diluted the earnings?

Michael Piraino —Epicor—EDP and CFO

Yeah. Primarily in the first year that you have acquired purchase accounting— this is Michael, by the way— you have to write down the acquired deferred revenue by the associated gross profit margin. So you end up basically booking a lower margin on your deferred revenue, lower revenue and therefore lower margin, and therefore lower profit during that first year. It kind of creeps its way through the income statement and by the time you get to the anniversary, then with a full year’s worth of renewals, you’ve built that up again.

So that’s the primary reason— also, when you go through the actual math, when we talk about dilution, we’re also considering the impact of the lost interest income on the $16 million that we used to pay for the acquisition. So it’s only slightly diluted— depending on where you are in the quarter of the year, it could round to a penny up or down, but it’s basically due to the write down as required by the purchased accounting rules of deferred maintenance.

David Hines —Needham & Company—Analyst

Okay, that’s helpful. And then I know that you guys have stated the 155 win-back number in the quarter, but how much of the 6% maintenance growth was due to the win-backs?

Michael Piraino —Epicor—EDP and CFO

I don’t think we have that broken out.

David Hines —Needham & Company—Analyst

Any rough idea?

Mark Duffell —Epicor—President and COO

Well, win-backs represent about $1 million in— on an annual basis. So— but obviously, when we’re talking— the difference between 1% or so is a significant amount in maintenance. So win-backs are certainly important to us, but they don’t drive the entire group.

Michael Piraino —Epicor—EDP and CFO

Yeah, it’s minor in terms of the overall growth.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

George Klaus —Epicor—Chairman and CEO

I think it’s important to— we had 195 new customers and 155 win-backs, I think it’s important to ask ourselves why are customers coming back, and it’s clearly because of the new technology that we have to offer into the marketplace. The SOA technology, as I mentioned earlier, we first brought to market in January of ‘05. Customers want to get back on maintenance because they see themselves upgrading to the new product line down the road, and if they’re on maintenance, they get to do that for a like-to-like basis for nothing. And so that’s why customers are coming back. Not because they love Michael or me too much, it’s just— maybe, but they are coming back because our technology is clearly something they want to be part of.

David Hines —Needham & Company—Analyst

Got it. All right, thanks guys.

Operator

And we’ll take our final question from Brian Denyeau with CBIC (sic) World Market.

Brian Denyeau —CIBC World Market—Analyst

Hey guys, this is Brian for Brad, how are you?

George Klaus —Epicor—Chairman and CEO

Good.

Brian Denyeau —CIBC World Market—Analyst

Just a quick question. You’ve had very strong consultant growth here for several quarters now. This first half of the year’s been growing two, two and a half times the rate that your license revenue is growing. I was kind of curious, how long do you think that’s sustainable, or when should you maybe see some moderation in the growth of your consultant revenue?

George Klaus —Epicor—Chairman and CEO

Okay, so I’ll jump in and then let Mark add. First of all, I think it could be sustainable for a long time if we wanted it to be. I think that the path that we’re going to take as a result of our thinking on it and certainly as reviewed in our strategy meeting which I talked about here, is that we’re probably going to slow the consulting revenue growth and improve the margin dollars and the margins associated with that business. And we can do that by not adding so many people to the bench, which wind up— or adding new people which wind up sitting on the bench for six months that we don’t get revenue out of.

Now, we don’t want to— remember I said earlier that at least 90% of that revenue is to support the installation of our software sales. And so we’re still going to grow the rev— consulting revenue in the high teens for sure.

Michael Piraino —Epicor—EDP and CFO

Yeah, either under— under a higher margin scenario, we would still grow at almost 20%.

George Klaus —Epicor—Chairman and CEO

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

Yeah, right. Even under a higher margin scenario. But I think we’re going to do— we’re going to make sure we have enough consultants to continue to support the installation of our products, and at the same time— the reason we hired so many is because we actually had— we were to the point where it was taking us three to four to five months to get to a customer who bought our product, to help them install it. And we couldn’t allow that. So we got that down to a very manageable number now, and I think we’re going to try to focus on margin growth more than total growth.

Michael Piraino —Epicor—EDP and CFO

Which will certainly contribute nicely to EBITDA.

George Klaus —Epicor—Chairman and CEO

Right.

Michael Piraino —Epicor—EDP and CFO

That’s kind of one of the themes of the report this morning.

Brian Denyeau —CIBC World Market—Analyst

Okay great, thanks guys.

George Klaus —Epicor—Chairman and CEO

Okay, well if there aren’t any more questions, I want to thank you all for attending the call today. As I stated earlier, I’m very proud of the business, I’m proud of where we are and the technology, and also the opportunity we have to grow, even on margins going forward, now that we’ve actually fine-tuned this model, if you will, to where an extra dollar will bring us more margin— or more dollars, if you will, going forward than we had in the past. So we see a lot of good ahead. So thanks for joining us today.

Michael Piraino —Epicor—EDP and CFO

Thanks, have a good day.

Operator

Thanks everyone, that does conclude today’s conference. You may now disconnect.

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FINAL TRANSCRIPT

Jul. 25. 2007 / 9:00AM ET, EPIC—Q2 2007 Epicor Software Earnings Conference Call

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© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.